AGREEMENT

         THIS AGREEMENT ("Agreement") is effective as of the 16Th day of December, 1996 (the "Effective Date"), by and between K-V PHARMACEUTICAL
COMPANY, 2503 South Hanley Road, St. Louis, Missouri 63144, a Delaware corporation ("Employer"), and MARC S. HERMELIN ("Employee").

         WHEREAS, Employee has been employed by Employer for twenty-three (23) years and continues to serve as the Vice Chairman and Chief Executive Officer of Employer and has made significant contributions to Employer during the term of his employment;

         WHEREAS,   Employer   desires  to  assure   itself  of  the   continued
availability of the services of Employee and Employee desires to be employed by Employer;

         WHEREAS, Employer and Employee executed an agreement of employment dated November 15, 1991, which agreement amended and restated certain prior agreements (collectively, the "Employment Agreement");

         WHEREAS, Employer and Employee desire to amend and restate the terms of the Employment Agreement and believe that it is to their mutual benefit to enter into this Agreement.

         NOW,  THEREFORE,   in  consideration  of  the  mutual  promises  herein
contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree as follows:

         1. Affiliates. Employer has or may in the future have one or more subsidiaries and/or affiliated companies (hereafter collectively referred to as the "Companies"). From time to time, Employer and the Companies may exchange or use facilities, technology and/or Confidential Information (as that term is defined below) of the other.

         2. Services. Employer hereby agrees to employ Employee and Employee agrees to be employed by Employer for the term of this Agreement in the capacity of Vice Chairman and Chief Executive Officer or in such other capacity as Employer and Employee shall mutually agree. Employee shall be employed at Employer's offices in St. Louis, Missouri, or such other location as shall be mutually agreeable to Employee and Employer. During the term of this Agreement, Employee agrees to devote his best efforts to the performance of such reasonable duties, commensurate with his position(s), as shall be mutually agreed to by Employer and Employee.

         3. Term. The initial term of the Agreement shall begin on the Effective Date, and shall extend through March 31, 2002, and shall thereafter be automatically renewed for successive twelve (12) month periods, unless and until terminated by either Employee or Employer upon written notice to the other given not less than ninety (90) calendar days prior to the expiration of the initial term of this Agreement or any such renewal term. Notwithstanding the foregoing,

Employee may terminate this Agreement at any time and for any reason, and Employer may terminate this Agreement at any time for Cause. For purposes of this Agreement, "Cause" shall mean that (i) Employee has committed a breach of a fiduciary duty, embezzlement, larceny, or has willfully failed to perform his duties to Employer, and in so doing has acted with full knowledge of all pertinent facts; and (ii) such act has had a material and demonstrable adverse effect on Employer. For purposes of this Agreement, the phrase "term of this Agreement" shall include the initial term and any and all renewal terms.

         4.       Compensation.

         (a) Base Salary. For the fiscal year ending March 31, 1997, (the "Base Year") Employee is being paid a base salary (the "Base Salary") at the annual rate of Five Hundred Ninety Three Thousand Sixty-Eight Dollars ($593,068). As compensation for his services under Paragraph 2, and in consideration of the obligations undertaken by Employee, Employee shall receive annual compensation in an amount equal to the Base Salary, increased, cumulatively, as of April 1 of each year during the term of this Agreement subsequent to the Base Year by the greater of eight percent (8%) or the percentage increase in the cost of living for the preceding calendar year, as measured by the U.S. Department of Labor Consumer Price Index for All Urban Consumers, U.S. City Average, All Items, or comparable index then in use (the "C.P.I."), or at such other rate as shall be mutually agreed to by Employer and Employee. For purposes of this Agreement, Base Salary at any time shall mean Base Salary as adjusted annually in accordance with the preceding sentence. All salary payments (whether under this Paragraph or another Paragraph of this Agreement) shall be paid at such intervals as Employer pays its other executive employees, unless otherwise specifically agreed to by Employer and Employee.

         (b) Annual Bonus. Employee shall receive an annual bonus equal to the following percentage of the Employer's net income, calculated on and payable with respect to each incremental level of net income:

Employer's Net Income                   Employee's Bonus Percentage

Below $200,000                                    0%
$200,000 - $600,000                               5%
$600,000 - $3,000,000                             7%
$3,000,000 -$5,000,000                            6%
$5,000,000 - $10,000,000                          5%
Over $10,000,000                                  4%

         Employer and Employee agree to negotiate in advance of the final determination of the bonus, mutually acceptable terms and conditions under which Employer pays Employee the bonus, in one or more of the following forms:


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
                  (i) Incentive Stock Options granted under Employer's existing option plan or a similar plan applying the Black-Scholes option pricing model to determine the number of options equivalent in value to the Bonus to be paid by the delivery of Incentive Stock Options;

                  (ii) Shares of Restricted Stock equal in number to the portion of the Bonus to be paid by the delivery of Restricted Stock, divided by the fair market value of the same class of unrestricted shares of Employer's common stock to be so delivered;

                  (iii) Discounted Stock Options applying a discount negotiated by Employer and Employee and using the Black-Scholes option pricing model to determine the number of discounted options equivalent in value to the portion of the Bonus to be paid by the delivery of Discounted Stock Options; and/or

                  (iv)     Cash

         For purposes of this Agreement, calculations based on the Black-Scholes option pricing model shall be made in the same manner, applying the same assumptions used in Employer's most recent annual proxy statement. Should Employer and Employee fail to reach an agreement regarding the form of the Bonus after negotiating in good faith, the Bonus as finally determined by the formula provided in this Paragraph shall be paid in cash.

         For purposes of calculating Employer's net income to determine the amount of the annual bonus, the consolidated net income after taxes of Employer and the Companies shall be calculated by the Independent Certified Public Accountants regularly in the employ of Employer, based on generally accepted accounting principles consistently applied, without regard to the payment of such bonus. Employer shall promptly provide Employee with a written copy of all calculations hereunder. Employee's bonus, if any, shall be payable within ninety
(90) calendar days following the end of each fiscal year of Employer during the term of this Agreement.

         Funds for the exercise of stock  options under  Paragraphs  4(b)(i) and
(iii) may be loaned by the Employer to Employee, at the agreement of Employer. Such loans shall bear interest at the long-term federal rate published by the Internal Revenue Service ("AFR") as of the date of the loan.

         Notwithstanding the foregoing, consistent with his historical practice, Employee may in his sole discretion elect to receive a lesser bonus based on consideration for Employer.

         (c) Expenses. Employer agrees to reimburse Employee for all reasonable business expenses incurred by Employee in the performance of his services hereunder, including, but not be limited to, business travel, association membership dues and fees, subscriptions, and the maintenance of an office in his home(s) for business use which expenses shall be substantiated to the reasonable satisfaction of Employer.

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
         (d) Vacation. Employee shall be entitled to not less than eight (8) weeks vacation during each fiscal year of Employer, during which time Employee's compensation shall be paid in full. Vacations need not be taken over a consecutive eight (8) week period or at any specific time or times during the course of any fiscal year. If Employee takes less than eight (8) weeks vacation during any fiscal year, he shall be entitled to carry over such days or to receive a cash payment at such time as he elects equal to the pro rata amount of his Base Salary for the portion of his vacation period not taken.

         (e) Automobile. So long as Employee continues to fulfill the position as Vice Chairman of the Board, Employer agrees to provide Employee with an automobile (or comparable allowance) similar to the automobile presently provided for Employee's use plus a reasonable estimate of the average expenses of its operation, insurance, maintenance and repair.

         (f) Financial Services. During the term of Employee's employment by Employer under this Agreement, Employer agrees to provide Employee with an annual allowance of up to Ten Thousand Dollars ($10,000) to be used for tax preparation, estate planning and other similar financial services provided to Employee by qualified consultants chosen by and in the sole discretion of Employee.

         (g) Deferred Compensation. During the term of Employee's employment by Employer under this Agreement, Employee shall be entitled to participate in the same qualified or nonqualified deferred compensation plans made available generally to other executive employees of Employer. In addition, Employer agrees to implement concurrent with this Agreement the Deferred Compensation Plan effective January 1, 1997, providing Employee with the opportunity to defer up to fifty percent (50%) of Base Salary and up to one hundred percent (100%) of Employee's bonus during the term of Employee's employment by Employer.

         (h) Charitable Contribution. In addition to any benefits that may be payable to Employee on death pursuant to this Agreement, Employer shall make a charitable gift at the time of Employee's death to the charity elected by Employee in the amount of Five Hundred Thousand Dollars ($500,000). However, such amount shall be reduced if Employee terminates employment under the terms of Paragraph 2 prior to attaining age sixty (60) by twenty percent (20%) for each complete twelve (12) month period between the retirement date and the date that Employee attains age sixty (60). The charity selected by Employee shall be a registered public charity, university or other organization approved by Employer (which approval shall not be unreasonably withheld) and to which contributions are tax deductible to Employer for federal income tax purposes.

         (i) Miscellaneous. During the term of Employee's employment by Employer under this Agreement, Employer agrees to provide Employee with all other fringe benefits as are from time to time available generally to other executive employees of Employer.

         5.       Insurance Benefits.

         (a) Life Insurance. Employee shall be entitled to the same group term life insurance coverage provided by Employer to other executive employees of Employer.

         In addition, Employer shall continue and maintain two (2) life insurance policies on Employee's life (the "Policies") subject to that certain split dollar agreement dated July 1, 1990 and that certain split dollar agreement dated November 8, 1991 as each agreement may be amended from time to time by the mutual consent of the parties (the "Split Dollar Agreements").

         In this connection, Employer agrees to continue to make the premium payments contemplated by the Split Dollar Agreements except that such agreements shall be amended to provide that Employee shall pay that portion of the annual premiums due on the Policies equal to the economic benefit that would otherwise be attributable to Employee by reason of the death benefits payable to Employee under the Split Dollar Agreements (the "Economic Benefit"). The balance of the annual premiums contemplated by the Split Dollar Agreements shall be paid by Employer. Employer further agrees to pay Employee an additional amount equal to the Economic Benefit to Employee grossed up to offset the federal and state marginal income tax to Employee generated by this additional payment. Such additional amount shall be paid to Employee in each year and at the same time Employee is required to make an annual premium payment under the revised Split Dollar Agreements.

         Upon the death of Employee or upon cancellation of the Policies with the mutual consent of Employee and Employer, Employer shall be entitled to recover the greater of all premiums paid by Employer, net of reimbursements, or the cash surrender value of the Policies as of the date of Employee's retirement, net of any Employer loans or withdrawals. To assure the repayment of such amounts, the owner(s) of the Policies shall collaterally assign the Policies to Employer as security for Employer's interest in the Policies. In the event Employer fails to make the premium payments required by the revised Split Dollar Agreements or the additional bonus described in this paragraph, within sixty (60) days of the date the premium is due, Employee shall be entitled to submit a thirty (30) day demand letter to Employer requesting payment of such amounts. If Employer fails to make such payments within the thirty (30) day notice period, the Split Dollar Agreements shall terminate and the Policies shall be distributed to Employee as provided in the Split Dollar Agreements. However, Employer shall continue to be obligated to pay to Employee the amount of the premium payments and additional bonus which would otherwise be required by this Agreement and the Split Dollar Agreements for the period contemplated by the Split Dollar Agreements.

         (b) Disability. If and to the extent obtainable by Employer, Employer shall provide Employee with one or more noncancellable policies of disability insurance or a mutually acceptable equivalent thereof which provides for the

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
payment, in the event of the disability of Employee in accordance with the terms of such policies, of monthly installments equal to sixty percent (60%) of the Base Salary of Employee, as in effect under Paragraph 4, for the longer of: (A) the benefit period provided under the insurance contracts, or (B) until Employee reaches (or would have reached) sixty-five (65) years of age, which amounts shall continue to be payable to such beneficiary or beneficiaries as are designated by Employee in the event of Employee's death during the period provided for the payment thereof. The value of the disability protection provided to Employee shall be imputed to Employee currently in order that the ultimate disability benefits shall be income tax free.

         (c) Medical. Employer shall provide Employee, at Employer's expense, with health, accident, major medical and such other insurance coverage of a kind and in amounts not less than those presently being provided Employee and no less than those provided by Employer to other executive employees during the term of this Agreement.

         (d) Continuation of Coverage. After Employee is no longer in the active employ of Employer, to the extent permitted by Employer's insurer, Employee shall continue to participate in Employer's regular life and health insurance programs at Employer's expense. Such continued insurance shall continue for so long as permitted by Employer's insurer but in no event for longer than Employee is receiving payments under this Agreement or under any other employment of consulting agreement between Employer and Employee, or, if earlier, in the event of Employee's voluntary retirement or permanent disability, until Employee reaches age seventy (70).

         6. Pre-retirement Voluntary Termination. If Employee voluntarily terminates his employment prior to attaining age sixty-five (65), Employee may elect to provide consulting services in the areas described in Paragraph 7(a) between the date of such voluntary termination and thereafter until not later than the age of sixty-five (65), provided that such services may be terminated by Employer upon not less than ninety (90) days' notice at any time: (i) after such services have been provided by Employee for five (5) years, or (ii) if Employee is terminated under Paragraph 3 during the initial five (5) years, or
(iii) if Employee is unwilling to devote the minimum hours under Paragraph 6(a), when and if needed, at mutually agreed upon times, and Employee has not elected to retire and receive payments under Paragraph 7 (such period is hereinafter referred to as the "Pre-retirement Period"), then during such Pre-retirement Period, Employee's employment shall be subject to the following terms and conditions:

         (a) Employee shall devote a minimum of three hundred (300) hours annually, on an as-needed basis as Employer and Employee shall agree, for the benefit of Employer. Additional hours worked over three hundred (300) shall be compensated on a pro-rata basis. Employee shall be compensated in an amount equal to fifty percent (50%) of the Base Salary being paid to Employee at the time of his voluntary termination, adjusted annually, as of April 1 of each year during the Pre-retirement Period, by the greater of eight percent (8%) or the

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
C.P.I. Employee shall also be compensated in an amount equal to fifty percent (50%) of the annual bonus under Paragraph 4(b) or on a pro-rata basis for hours worked in excess of three hundred (300).

         (b) Additionally, during the Pre-retirement Period, Employee shall be entitled to participate in and continue to vest in all benefits he was entitled to and was receiving during his employment period.

         (c) Employee's termination under this Paragraph shall be considered voluntary only if such termination is by Employee without duress from Employer, its directors, officers, or shareholders, or any federal or state agency, its officers, agents, employees or directors.

         7. Retirement Benefits and Continued Services. Any time after reaching age fifty-five (55), Employee may, as this sole option, retire from performing services under the terms of Paragraph 2 or 6, and shall (except in the case of complete disability discussed in Paragraph 7(c)) perform services as provided under this Paragraph 7.

         (a) Consulting Services. After retirement, Employee agrees to perform consulting services at the request of Employer for a ten (10) year period in the following areas:

                  (i)  Industry and customer relations;
                  (ii) Strategic and financial planning and commercial  business development;
                  (iii)Mergers, Acquisitions and Divestitures;
                  (iv) Application of Employer and Industry knowledge;
                  (v) Assistance in respect of the continuity of Employer's operations;
                  (vi) Investment community relations.

Employee agrees to devote up to three hundred (300) hours annually for the benefit of Employer and to serve on the Board of Directors, at the request of Employer. Additional hours worked over three hundred (300) shall be compensated on a pro-rata basis. To assist Employee in the performance of his duties, Employer shall provide Employee with internal support services consisting of one
(1) full-time employee as Project Coordinator, and administrative and secretarial services as needed. Employee shall have final approval with respect to the selection of the Project Coordinator.

         (b) Consulting Compensation. Employee shall be entitled to compensation for his consulting services to be paid in the form of a single life annuity equal to fifteen percent (15%) of Employee's Base Salary for the year in which retirement occurs ("Final Base Salary") payable each year beginning at age sixty-five (65) and continuing for the longer of ten (10) years or the life of Employee. Such payments shall continue to be payable to such beneficiary or beneficiaries as are designated by Employee in the event of Employee's death during the period provided for the payment thereof. In addition, for each additional complete year of employment under the terms of Paragraph 2 or 6 after attaining age fifty- five (55), Employee shall be entitled to an increased annual benefit based on the following percentage (the "Vested Percentage") of

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
the difference between (i) fifteen percent (15%) of Employee's Final Average Compensation, and (ii) fifteen percent (15%) of Employee's Base Salary.

         Post 55 years
         of Employment                       Vested %
         --------------------------------------------
              1                              40%
              2                              60%
              3                              80%
              4                              90%
              5 or More                     100%

In addition, each annual benefit shall be increased by the C.P.I. as defined in Paragraph 4(a).

         For purposes of this Agreement, "Final Average Compensation" shall mean Employee's average annual compensation (including bonuses and other non-regular forms of compensation and adding back voluntary deferrals under any Employer benefit plans) earned from Employer during the highest three (3) consecutive years of the five (5) year period ending coincident with or immediately prior to the retirement date. If, prior to retirement under this Paragraph 7, Employee was performing services under Paragraph 6, "Final Average Compensation" shall be calculated using one hundred percent (100%) of the Employee's Base Salary plus bonuses as if Employee was performing services on a full-time basis during such years.

         (c) Disability. In the event of Employee's retirement from performing services under Paragraph 2 or 6 as a result of disability, Employee shall continue to perform the consulting services specified in Paragraph 7(a) to the extent Employee is able to do so. In the event of Employee's complete disability on or after retirement, Employee shall nevertheless be entitled to the consulting compensation provided in Paragraph 7(b). In the event of Employee's disability on or after retirement, Employee shall continue to be entitled to the benefits provided under Paragraphs 7(d) and (e) below. Notwithstanding the foregoing, the total annual benefits for any year payable under Paragraphs 7(c),
(d) and (e) shall be offset by the amount of any disability benefits payable for such year under Paragraph 5(b).

         (d) Restrictive Covenants. After retirement, in consideration for complying with the restrictive covenants described in Paragraph 12, Employee shall receive additional compensation in the form of a single life annuity equal to fifteen percent (15%) of Employee's Final Base Salary payable each year beginning at age sixty-five (65) and continuing for the longer of ten (10) years or the life of Employee. Such payments shall continue to be payable to such beneficiary or beneficiaries as are designated by Employee in the event of Employee's death during the period provided for the payment thereof. In addition, for each additional complete year of employment under the terms of Paragraph 2 or 6 after attaining age fifty-five (55), Employee shall be entitled

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
to an increased annual benefit based on the Vested Percentage of the difference between (i) fifteen percent (15%) of Employee's Final Average Compensation, and
(ii) fifteen percent (15%) of Employee's Final Base Salary. In addition, each annual benefit shall be increased cumulatively by the C.P.I.

         (e) Retirement Compensation. In addition to the compensation provided for in (b) and (c) above, Employee shall be entitled to receive retirement compensation paid in the form of a single life annuity equal to thirty percent (30%) of Employee's Final Base Salary payable each year beginning at retirement and continuing for the longer of ten (10) years or the life of Employee. Such payments shall continue to be payable to such beneficiary or beneficiaries as are designated by Employee in the event of Employee's death during the period provided for the payment thereof. In addition, for each additional complete year of employment under the terms of Paragraph 2 or 6 after attaining age fifty-five (55), Employee shall be entitled to an increased annual benefit based on the Vested Percentage of the difference between (i) thirty percent (30%) of Employee's Final Average Compensation, and (ii) thirty percent (30%) of
Employee's Final Base Salary. In addition, each annual benefit shall be increased cumulatively by the C.P.I.

         (f) Election of Alternative Form of Payment. Notwithstanding the foregoing, for each of the above pieces of compensation payable over the life of Employee, Employee shall be entitled to elect an earlier start date after retirement or an alternative form (such as joint and survivor) of annuity which shall be actuarially adjusted to equate to the original benefit provided for in this Paragraph 7. Such actuarial calculations shall be performed by a qualified actuary based on generally accepted actuarial principles.

         8.       Termination Benefits.

         (a) Triggering Event. A "Triggering Event" shall mean (i) termination of this Agreement by its terms and with no renewal, or (ii) termination of Employee's employment with Employer in the capacity described in Paragraph 2 during the term of this Agreement for any reason whatsoever other than Employee's voluntary termination of employment or retirement, as contemplated under Paragraph 6 or 7, respectively, or Employee's death or disability, or
(iii) even if this Agreement is still in force and Employee has not been terminated, failure of Employer to maintain the Letter of Credit required by Paragraph 9.

         (b) Termination Payments. Employer shall pay Employee, on the date of the Triggering Event, a lump sum cash payment (the "Lump Sum Payment") equal to one (1) times Employee's Base Salary as in effect on the date of the Triggering Event; and Employer shall make monthly cash payments to Employee or his assigns, on the first day of each of the thirty-six (36) calendar months following the date of the Triggering Event, equal to seventy-five percent (75%) of the Lump Sum Payment divided by twelve (12). If Employee shall die during the thirty-six
(36) month period, any payments remaining due hereunder shall be accelerated and

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
shall become immediately due and payable to Employee's beneficiaries, or if none have been designated by Employee, to the estate of Employee.

         (c) Adjustment of Stock Options and Restricted Stock. With respect to any stock options or restricted stock held by Employee at the occurrence of the Triggering Event, such options or restricted stock agreements shall be amended by Employer, as of such time, provided that the provisions of the applicable stock optionor restricted stock plans or agreements provide for such amendment and the employment record of Employee over the full tenure of such Employee's employment so justifies (the determination of which shall be made by the Board of Directors of Employer, but shall not be unreasonably withheld) and provided Employee has not been terminated for Cause, to provide that upon the occurrence of the Triggering Event: (i) Employee shall have the right to exercise such options for up to a two (2) year period following the Triggering Event, (ii) all such stock options and restricted stock shall become immediately fully vested, and (iii) any Holding Period requirement with regard to any restricted stock or shares purchased pursuant to the exercise of a stock option shall be waived and shall be inapplicable to such shares.

         (d) Payments Not Conditioned on Services. Employer's obligations under his Paragraph 8, including the making of any monetary payments, shall be independent of, and not conditioned upon, Employee's rendering services under Paragraph 6 or 7.

         9.       Letter of Credit.

         (a) Terms. Employer has delivered to Employee and will continue to maintain in effect during the term of Employee's employment under Paragraph 2 and for the period of any unfilled obligation of Employer to make payments to Employee under Paragraph 8 an irrevocable letter of credit (the "Letter of Credit"), form a bank mutually acceptable to Employer and Employee (the "Bank") for an amount which at all times during the term thereof shall be equal to the lesser of: (A) three (3) times Employee's Base Salary, or (B) the amount payable by Employer under Paragraph 8 after deducting any amounts actually paid to Employee thereunder. Employer shall provide Employee with a copy of any amended, extended or replacement Letter of Credit not later than ten (10) business days prior to the effective date thereof and shall notify Employee in writing of any impending expiration of the Letter of Credit, as in effect at any time, no later than forty-five (45) days prior to the expiration date of the Letter of Credit.

         The Letter of Credit shall provide that Employee may draw upon the Letter of credit the aggregate amount of all payments to be made by Employer to Employee under Paragraph 8 and not previously paid, in lieu of such payments, if the following conditions exist:

                  (A)  (I)   Employee's   employment   with  Employer  has  been
         terminated during the term of this agreement for any reason whatsoever (other than voluntary retirement, death, or permanent disability); or

                           (II) This Agreement has not been renewed upon the expiration of the initial term or any renewal term; or

                           (III) Employer has ceased operations; and

                  (B) Employer shall have failed, refused, or been unable to make the Lump Sum Payment or any monthly payment to Employee required by Paragraph 8, for any reason whatsoever.

         Notwithstanding the foregoing, whether or not a condition described in subparagraph (A) or (B) exists, and whether or not Employee's employment has been terminated, if the Letter of Credit is not renewed by the Bank or replaced by Employer within twenty (20) days prior to the expiration of the Letter of Credit at any time during the term of Employee's employment under Paragraph 2, Employee shall be entitled to draw upon the Letter of Credit the aggregate amount of all payments to be made by Employer to Employee under Paragraph 8.

         The Letter of Credit shall further provide that funds represented by the Letter of Credit shall be available to Employee thereunder against:

                  (A) Employee's sight draft drawn on the bank, bearing the number of the Letter of Credit; and

                  (B) Employee's signed certificate, in one of the forms attached to the Letter of Credit, stating that one or more of the event(s) specified in Paragraph 9(a) has occurred and the date of such occurrence.

         Payment  of  the  Letter  of  Credit   shall  not   require  any  other
documentation or the fulfillment of any other conditions of any kind.

         (b) Limitation on Use. Notwithstanding anything to the contrary contained in this Paragraph 9, Employee agrees that if a Triggering Event, as defined in Paragraph 8, has occurred and Employer has not employed a replacement chief executive officer, Employee will not exercise his rights to draw against the Letter of Credit for a period not to exceed four (4) months from the date of such Triggering Event. Provided, however, that Employee shall not be prohibited from exercising his right to draw against the Letter of Credit during the four
(4) month period if:

                  (i) the Letter of credit will expire in less than twenty (20) days or is in jeopardy of not being maintained for any reason, and is not scheduled to be renewed or replaced by Employer;

                  (ii) Employer is adjudicated a bankrupt or makes an assignment for the benefit of creditors;

                  (iii) Bankruptcy, insolvency, reorganization, arrangement, debt adjustment, liquidation or receivership proceedings, in which Employer is alleged to be insolvent or unable to pay its debts as they mature, are instituted by or against Employer, and Employer consents thereto or admits in writing the material allegations of the petitions filed in said proceedings or said proceedings remain undismissed for sixty (60) days;

                  (iv) There is an entry of a decree or order for relieve by a court having jurisdiction with respect to Employer in an involuntary case under the federal bankruptcy laws against Employer, or Employer commences voluntary proceedings under federal bankruptcy laws;

                  (v) A significant portion of the assets of Employer is attached;

                  (vi) A judgment is obtained in a legal or equitable proceeding against Employer and the sale of a significant portion of Employer's assets is contemplated or threatened under legal process as a result of such judgment; or

                  (vii) an execution process is issued against Employer which affects a significant portion of Employer's assets or the existence or operation of the Letter of Credit, which is not removed or satisfied within twenty (20) days.

         (c) Employee's Election. If at any time Employee: (i) has exercised his right to draw against the Letter of Credit provided for under this Paragraph 9, and (ii) there is a Change of Control and Employee becomes eligible for benefits under Paragraph 10 of this Agreement, then the benefits which Employee would be entitled to receive under Paragraph 10 shall be reduced by the proceeds Employee received when Employee exercised his rights to draw against the Letter of Credit; provided, however, that if the proceeds received from the Letter of Credit exceed the benefits to be received under Paragraph 10, this Paragraph shall not be construed to require Employee to repay any amounts to Employer.

         10.      Change of Control.

         (a) Definition. For purposes of this Agreement, a "Change of Control" of Employer shall mean the occurrence of any one of the following events:

                  (i) any "person," as such term is used in Sections 3(a)(9) and 13(d) of the Securities Exchange Act of 1934, becomes a "beneficial owner," as such term is used in Rule 13d-3 promulgated under that Act, of twenty percent (20%) or more of the voting stock of Employer.

                  (ii) the majority of the Board consists of individuals other than Incumbent Directors, which term means the members of the Board on the date of this Agreement; provided that any person becoming a director subsequent to such date whose election or nomination for election was supported by two-thirds (2/3) of the directors who then comprised the Incumbent Directors shall be considered to be an Incumbent Director;

                  (iii) Employer adopts any plan of liquidation providing for the distribution of all or substantially all of its assets;

                  (iv) all or substantially all of the assets or business of Employer is disposed of pursuant to a merger, consolidation or other transaction (unless the shareholders of Employer immediately prior to such merger, consolidation or other transaction beneficially own, directly or indirectly, in substantially the same proportion as they owned the voting stock of the company, all of the voting stock or other ownership interests of the entity or entities, if any; that succeed to the business of Employer); or

                  (v) Employer combines with another company and is the surviving corporation but, immediately after the combination, the shareholders of Employer, immediately prior to the combination hold, direct or indirectly, fifty percent (50%) or less of the voting stock of the combined company (there being excluded from the number of shares held by such shareholders, but not from the voting stock of the combined company, any shares received by affiliates of such other company in exchange for stock of such other company).

         (b) Termination After Change in Control. In the event of a Change of Control of Employer, if (i) immediately preceding such Change of Control, Employee was providing services under Paragraph 2, 6, or 13, and (ii) Employee's employment in such capacity terminates within three (3) years after such Change of Control ("Termination"), voluntarily or involuntarily, with or without cause, for any reason whatsoever, except for the death or disability of Employee, Employee shall be entitled to the benefits provided in Paragraph 10(c). For purposes of this Agreement, "Date of Termination" shall mean the date on which a Notice of Termination is given, unless the parties agree to another date, and "Notice of Termination" shall mean a written notice communicated by either party to the other party which indicates that Employee's employment with Employer is being terminated.

         (c)      Payments on Termination After Change in Control.

                  (i) Employee's Base Salary through the Date of Termination at the rate in effect on the date Notice of Termination is given, including expenses, vacation pay, allowances and other compensation and benefits under Paragraphs 4 and 5, and (ii) the amount, if any, of any bonus for a past fiscal year (and pro rata for any portion of the then current fiscal year through the Date of Termination) which has not been awarded or paid under any bonus plans in which Employee is entitled to participate at the time of the Change of Control or under other bonus plans at least as beneficial to Employee. In addition, Employer shall continue in full force and effect for the benefit of Employee through the Date of Termination all stock ownership, purchase or option plans, employee benefit or compensation plans, and insurance or disability plans in effect immediately preceding the Change of Control or plans substantially similar thereto.

                  (ii) In lieu of any further payments or benefits to be paid or otherwise provided under Paragraph 4 (excluding any stock option or restricted stock grants and any deferred compensation benefits payable under Paragraphs 4(b) and (g)) for any period subsequent to the Date of Termination, Employer shall pay as severance pay ("Severance Pay") to Employee a lump sum payment equal to the sum of: (A) two and one-half (2-1/2) times the greater of: (x) Employee's Base Salary immediately prior to the Date of Termination, or (y) Employee's Base Salary in effect immediately prior to the date on which the Change of Control occurred, and (B) Employee's bonus, if any, which would be payable in respect of the thirty (30) month period beginning on the Date of Termination as if Employee had continued his position, computed based upon the formula in Paragraph 4(b). Such Severance Pay shall be subject to all applicable federal and state income taxes. The portion of the Severance Pay based upon Employee's Base Salary shall be paid on or before the fifth (5th) day following the Date of Termination, and the portion of the Severance Pay based upon any bonus plan shall be paid to Employee as and when payable under the terms of the applicable plan had Employee's employment continued. Employee, by written notice to Employer at any time prior to a Change of Control of Employer or the Date of Termination, may elect, in his sole discretion, to receive said Severance Pay interest-free at a future time, but in no event any later than twenty-four (24) months after the Date of Termination.

                  (iii) To the extent not otherwise provided for under the terms of any of Employer's stock option agreements, all stock options and restricted stock granted by Employer or any predecessor of Employer to Employee shall vest and be exercisable or transferable as of the Date of Termination and, except for "incentive stock options" within the meaning of 26 U.S.C. ss.422, all options shall remain fully exercisable for six (6) months following the Date of Termination. In addition, any holding period for the underlying shares specified under any of Employer's stock option agreements or restricted stock agreements with Employee shall automatically be amended and deemed to be the earlier of:
(i) two (2) years from the date of exercise of the stock option, or (ii) the Date of Termination.

                  (iv) Employer shall maintain in full force and effect, for the continued benefit of Employee and members of Employee's family, for a period of thirty (30) months after the Date of Termination, all employee benefit plans and programs, including, but not limited to plans and programs provided under Paragraphs 4, 5, 6, and 7 concerning profit-sharing, retirement, life insurance, medical, health and accident, automobile and disability plans or programs in which he or such family members were entitled to participate immediately prior to: (i) the Date of Termination, or (ii) the date of Change of Control, whichever plans provide greater benefits, provided that continued participation is possible under the general terms and provisions of such plans and programs. To the extent the terms of the individual agreements or policies contemplated by Paragraph 5 require benefits to be provided for a period which would be less than thirty (30) months after the Date of Termination, then notwithstanding the terms of Paragraph 5 to the contrary, Employer shall provide benefits for a period of time no less than thirty (30) months from and after the date of Termination. If Employee's participation in any such plan or program is barred, Employer shall arrange to provide Employee with benefits substantially similar to those which Employee would be entitled to receive under such plans and programs as if Employee's participation was not barred.

                  (v) In lieu of the compensation and retirement benefits provided under Paragraph 7, Employee shall be entitled to receive an annual retirement benefit equal to sixty percent (60%) of Employee's Final Average Compensation (as defined in Paragraph 7) payable in the form of a single life annuity over the life of Employee beginning at age sixty-five (65). Such benefit shall not be conditioned on the covenants described in Paragraph 7. If Employee has elected an actuarially reduced alternative form of benefit as provided in Paragraph 7(e), the retirement benefit shall be paid in such alternative form.

         (d) Coordination with Paragraph 8. The benefits provided under this Paragraph 10 shall be in lieu of the benefits provided under Paragraph 8. Notwithstanding the foregoing, the Employee may elect, by written notice to Employer given within thirty (30) days after the date of the Notice of Termination to receive the benefits provided under Paragraph 8 in lieu of the benefits provided under this Paragraph 10.

         (e) Mitigation. Employee shall not be required to mitigate the amount of any payment provided for in this Paragraph 10 by seeking other employment or otherwise, nor shall the amount of any payment provided for in this Paragraph 10 be reduced by any compensation earned by Employee as a result of employment by another employer after the Date of Termination, or otherwise.

         (f)      Application of Section 280G.

                  (i) If it shall be determined that any payment or distribution by Employer to or for the benefit of Employee (whether paid or payable or distributable pursuant to the terms of this Paragraph 10, but determined without regard to any additional payments required under subparagraph (c) above) (a "Payment"), would be subject to the payment by Employee of the excise tax imposed by Section 280G(b)(2) of the Internal Revenue Code of 1987, as amended (the "Code"), or any interest or penalties is alleged to be due from Employee with respect to such excise tax (such excise tax, together with any interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then Employee shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes and excise tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax payable by Employee upon the Payment.

                  (ii) Subject to the provisions of subparagraph (c)(1) above, all determinations required to be made under subparagraph (c), including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by a nationally recognized accounting firm mutually acceptable to Employee and Employer (the "Accounting Firm"), which shall provide detailed supporting calculations both to Employer and Employee within fifteen (15) business days of the receipt of notice from Employee that there has been a Payment, or such earlier time as is requested by Employer. All fees and expenses of the Accounting Firm shall be borne solely by Employer. Any Gross-Up Payment, as determined pursuant to subparagraph (c), shall be paid by Employer to Employee within five (5) days of the receipt of the Accounting Firm's determination. If the Accounting Firm determines that no Excise Tax is payable by Employee, it shall furnish Employee with a written opinion that failure to report the Excise Tax on Employee's applicable federal income tax return would not result in the imposition of a negligence or similar penalty. Any determination by the Accounting Firm shall be binding upon Employer and Employee. As a result of the uncertainty in the application of Code Section 280G at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by Employee should have been made
("Underpayment"), consistent with the calculations required to be made hereunder. If Employer exhausts its remedies pursuant to subparagraph (c)(3) and Employee thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by Employer to or for the benefit of Employee.

         (iii) Employee shall notify Employer in writing of any claim by the Internal Revenue Service that, if successful, would require the payment by Employer of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after Employee is informed in writing of such claim, and shall apprise Employer of the nature of such claim and the date on which such claim is requested to be paid. Employee shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which Employee gives such notice to Employer (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If Employer notifies Employee in writing prior to the expiration of such period that it desires to contest such claim, Employee shall:

                  (A) give Employer any information reasonably requested by Employer relating to such claim;

                  (B) take such action in connection with contesting such claim as Employer shall reasonably request in writing from time to time, including without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by Employer;

                  (C) cooperate with Employer to contest such claim; and

                  (D) permit Employer to participate in any proceedings relating to such claim;

provided, however, that Employer shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold Employee harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this subparagraph (c)(3), Employer shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings or conferences with the taxing authority in respect of such claim and may, at its sole option, either direct Employee to pay the tax claimed and sue for a refund, or contest the claim in any permissible manner. Employee agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as Employer shall determine; provided, however, that if Employer directs Employee to pay such claim and sue for a refund, Employer shall advance the amount of such payment to Employee, interest-free, and shall indemnify and hold Employee harmless on an after-tax basis) from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to the payment of taxes for the taxable year of Employee with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, Employer's control of a contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder, and Employee shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                  (iv) If, after the receipt by Employee of an amount advanced by Employer pursuant to subparagraph (c)(3). Employee becomes entitled to receive any refund with respect to such claim, Employee shall (subject to Employer's complying with the requirements of subparagraph (c)(3) promptly pay to Employer the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by Employee of an amount advanced by Employer pursuant to subparagraph (c)(3), a determination is made that Employee shall not be entitled to any refund with respect to such claim and Employer does not notify Employee in writing of its intent to contest such denial or refund prior to the expiration of thirty (30) days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

         (g) Adjustment of Index. In the event of a Change of Control of Employer has occurred and Employee is providing services under Paragraph 2 or 6, then notwithstanding anything herein to the contrary, annual adjustments to continuing payments due under Paragraph 4, shall thereafter be the greater of ten percent (10%) or the percentage increase in the costs of living based on the U.S. Department of Labor Consumer Price Index for All Urban Consumers, U.S. City Average, All Items, or comparable successor index.

         11. Indemnity. Upon the termination of Employee's employment hereunder by any party and for any reason, Employer shall immediately, to the fullest extent permitted by applicable law, indemnify and hold Employee and Employee's estate, heirs, personal representatives, successor and assigns, harmless from and against any and all losses, costs, expenses, claims, damages, demands, liabilities, derivative and other suits, actions and/or judgments of any nature and description (including, without limitation, attorneys' fees) arising in connection with any of Employee's past or present services as a director, officer and/or employee of Employer or the Companies. Immediately upon such termination, Employer shall obtain a rider to its errors and omissions insurance policy covering Employer's obligations pursuant to the Paragraph 11.

          12. Restrictive Covenants. During the term of Employee's employment under this Agreement (including, for the purposes of this Paragraph 12, any period during which Employee is providing services to Employer under Paragraph 7, and for a period of three (3) years after the termination of such employment, unless Employer experiences a Change of Control or fails to make the payments required to be made to Employee by Employer under Paragraph 8 for reasons other than the breach of the Agreement by Employee, Employee covenants and agrees that Employee will not, in any manner directly or indirectly:

         (a) Except as required in his duties to Employer or as required by law (in which case Employee shall give Employer notice in advance of such disclosure in sufficient time to permit Employer to take such legal action as may be necessary to prevent such disclosure, unless the circumstances under which such disclosure is required make it impracticable for Employee to give such notice to Employer ), disclose or divulge to any person, entity, firm or company, directly or indirectly, any privileged knowledge, formulae, devices, confidential information, proprietary business methods, unique techniques, customer lists, supplier lists or other data of Employer ("Confidential Information").

         (b) Solicit, divert, take away or interfere with: (i) any of the employees or agents of Employer, or (ii) any customer of or supplier to Employer with respect to any area of business which is competitive with the business of Employer at the date of such termination of employment.

         (c) Engage, directly or indirectly, either personally or as an employee, partner, associate partner, manager, agent, advisor, consultant or otherwise, or by means of any corporate or other device, in any business which is competitive with the business of Employer at the date of such termination of employment; provided nothing contained herein shall restrict Employee from owning securities of a competitor of Employer which are listed on any National Securities Exchange or actively traded over the counter, if Employee has no other connection or relationship, direct or indirect, with the issuer o such securities.

         (d) It is the intention of the parties to restrict the activities of Employee under Paragraphs 11(a), (b) and (c) only to the extent necessary, after a review of all facts and circumstances, for the protection of legitimate business interests of Employer, and the parties specifically covenant and agree that should any of the provisions set forth herein, under any set of circumstances not now foreseen by the parties, be deemed too board for that purpose, said provisions will nevertheless be valid and enforceable to the extent necessary for such protection. It is also agreed that Employee may engage in activities which would be covered by Paragraph 12(c), with the written consent of Employer.

         (e) To the extent that Employer Patent and Confidential Information Agreement and Agreement to assign Inventions with Employer, entered into between Employer and Employee, which shall remain in full force and effect, shall impose any other or greater obligations on Employee (and/or any obligations of greater duration) than those set forth in this Paragraph 12, then such greater (and/or longer) obligations: (i) shall prevail (in addition to those set forth in this Paragraph 12); and (ii) shall survive any expiration or termination of this Agreement for any reason whatsoever.

         (f) If Employee breaches any of the terms of this Paragraph 12, in addition to any other rights which Employer may have against Employee, any amounts due Employee under Paragraph 6 or 7 shall be suspended for so long as such violation continues and are forfeited if the violation is not cured within six (6) months, or waived, at Employer's option, based on a review of the facts and circumstances.

         13. Succession. If Employee shall voluntarily terminate his employment under Paragraph 2, as provided in Paragraph 6 and 7, and a period of transition is needed for a successor chief executive officer, Employee may, at his election, provide services, in his position as Vice Chairman of the Board to assist the successor chief executive officer in the transition, for a period of one (1) year or such lesser period as Employee shall agree. If Employee provides such services, then he shall receive compensation for such period, in accordance with Paragraph 4, instead of Paragraph 6 or 7, as the case may be, and only thereafter the provisions of Paragraphs 6 and 7 shall apply.

         14.      Miscellaneous.

         (a) Remedies. Employee acknowledges and agrees that any breach or evasion of any of the terms of Paragraph 12 of this Agreement by Employee will result in immediate and irreparable injury to Employer for which Employer cannot be adequately protected or compensated by the payment of damages and therefore shall authorize recourse by Employer to injunction and/or specific performance as well as to all other legal or equitable remedies to which Employer may be entitled. No remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity, by statute or otherwise. The election of any one or more remedies by either party shall not constitute a waiver of the right to pursue other available remedies.

         (b) Severability. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof. Any provision which is invalid or unenforceable (whether generally or limited to one or more individual jurisdictions) shall be modified in its scope and/or application in such a manner and to such an extent (either generally or in such individual jurisdictions as is necessary) as to be valid and enforceable as nearly as possible consistent with its stated purpose and intent or, if such modification is not possible, shall be construed (generally or in such jurisdiction(s)) as if such invalid or unenforceable provisions were omitted.

         (c) Waiver. No waiver, modification or amendment of this Agreement or of any covenant, condition or limitation herein contained shall be effective unless in writing specifically referring thereto, and duly executed by the parties hereto. The failure of either party to exercise or otherwise act with respect to any of its rights hereunder in the event of a breach of any of the terms or conditions hereof by the other party shall not be construed as a waiver of such breach, nor prevent the nonbreaching party from thereafter enforcing strict compliance with any and all of the terms and conditions hereof.

         (d) Complete Agreement. Except for the agreements specifically referred to in this Agreement, and the provisions contained in Employer's profit sharing, stock option and other employee benefit plans, this Agreement contains the complete agreement concerning the employment arrangement between the parties and shall, as of the effective date hereof, supersede all other agreements, oral or written, between the parties. The parties stipulate that neither of them has made any representations or warranties with respect to the subject matter of this Agreement, including the execution and delivery hereof, except as are specifically set forth herein.

         (e) Controlling Law. This Agreement shall be governed by, construed and interpreted according to the laws of the State of Missouri, notwithstanding the place of execution hereof, nor the performance of any acts in connection herewith or hereunder in any other jurisdiction.

         (f) Successors; Binding Agreement.

                  (i) Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform if no such succession had taken place. As used in this Agreement, "Employer" shall mean Employer, as hereinbefore defined, and any successor to its business or assets as aforesaid which executes and delivers the

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
agreement provided for in this Paragraph 14 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

                  (ii) This Agreement shall inure to the benefit of and be enforceable by Employee's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Employee should die while any amount would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to his devisee, legatee or other designee or, if there be no such designee, to his estate.

         (g) Notice. Any notice given by either party hereunder shall be in writing and shall be personally delivered or shall be mailed, Express, certified or registered mail, or sent by a generally recognized next business day courier, postage or other charges prepaid, as follows:

                  To Employer:

                           K-V Pharmaceutical Company
                           2503 South Hanley Road
                           St. Louis, Missouri 63144
                           Attention: Director, Human Resources

                  To Employee:

                           At his address as set forth on the payroll records of Employer,

or to such other address as may have been furnished to the other party by written notice. Notice shall be deemed given on the date personally delivered, or if sent by Express Mail or next business day courier on the business day following the date sent, or if otherwise mailed, two calendar days after the date postmarked.

         (h) Accounting. If Employee does not agree with any calculation by Employer hereunder, within thirty (30) calendar days after Employee has received written notice of the calculation, Employee may notify Employer's Board of Directors of his disagreement and thereby cause an independent review to be made by an accountant selected by Employee. If such accountant determines that the calculation is in error and Employee is entitled to additional compensation and Employee's accountant cannot agree as to the amount, the two accountants shall select an independent third accountant to review the calculation and any payment made, whose decision shall be binding on both parties. If as a result of such review employee's payment is increased, Employer shall bear the expense of the review, including the cost of Employee's accountant and the third account.


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
         (i) Headings. The headings herein are for convenience only and shall not affect the interpretation of this Agreement.

         (j) Stock Options. Except for "incentive stock options" within the meaning of 26 U.S.C. ss. 422, Employer agrees to continue in effect in accordance with the terms and conditions thereof (other than the requirement of Employee's continuing employment with Employer) during the term of this Agreement and subsequent to Employee's retirement and so long as Employee remains a director or a consultant to Employer, all stock options for the purchase of Employer's shares held by Employee at the date of his Agreement. In addition, upon Employee's retirement, any period provided for Employer to continue to hold shares subsequent to the prior exercise of any stock option shall terminate and be of no further force or effect, and any such shares then held by Employer shall be delivered to Employee, subject to Employee's agreement to comply with applicable securities laws and the provisions of any restrictive legend required to be included on any certificate(s) issued therefor under such securities laws.

         (k) Attorney's Fees. If Employee retains legal counsel as a result of the termination of his employment by Employer, or to enforce any term of this Agreement, by reason of Employer's alleged failure to perform or alleged breach of this Agreement, Employer shall pay to Employee all such attorneys' fees and costs associated with such legal counsel, whether or not litigation shall be commenced.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement the day and year first above written.

                                   "EMPLOYEE"


                                   /s/ Marc S. Hermelin
                                   MARC S. HERMELIN


                                   "EMPLOYER"

                                   K-V PHARMACEUTICAL COMPANY


                                   By: /s/ Gerald R. Mitchell
                                               (Name)
                                       Vice-President, Finance
                                               (Title)



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
STATE OF MISSOURI       )
                        ) ss.
COUNTY OF ST. LOUIS     )

         I, Chris Lahar, do hereby certify that on this 16th day of December, 1996, before me personally appeared Marc S. Hermelin, to me known to be the person described in and who executed the foregoing instrument and who acknowledged that he executed the same as his free act and deed.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal in said County and State on the day and year above written.


                                             /s/ Chris Lahar

My Commission Expires:



STATE OF MISSOURI       )
                        ) ss.
COUNTY OF ST. LOUIS     )

         I, Chris Lahar, do hereby certify that on this 16th day of December, 1996, before me personally appeared Gerald R. Mitchell, to me known to be the VP, Finance of KV Pharmaceutical Company, a Delaware corporation, and known to me to be the same person whose name is subscribed to the foregoing instrument, who acknowledged that he signed and delivered said instrument pursuant to authority given by the Board of Directors of said corporation, as his free act and deed, as the free act and deed of said corporation for the uses and purposes therein set forth.

         IN WITNESS WHEREOF, I have hereunto set my hand and affixed by official seal in said County and State on the day and year above written.


                                               /s/ Chris Lahar

My Commission Expires:

KV PHARMACEUTICAL COMPANY




December 16, 1996


Mr. Marc S. Hermelin
2503 S. Hanley Road
St. Louis, MO 63144

RE: Agreement between KV Pharmaceutical Company and Marc S. Hermelin, dated December 16, 1996

Dear Mr. Hermelin:

This letter will confirm our understanding that your Annual Bonus for Fiscal Year 1997 will be calculated and paid to you under your old Agreement, dated November 15, 1993 and the Amendments attached thereto.

Except as specifically modified by this letter, it is agreed that the Agreement will remain in full force and effect as originally written.

If this accurately reflects our understanding, please sign one copy of this letter and return it to me for our files.

Sincerely,

KV PHARMACEUTICAL COMPANY

/s/ Gerald R. Mitchell

Gerald R. Mitchell
Vice-President, Finance


AGREED:   /s/ Marc S. Hermelin       DATE:   12/16/96
          Marc S. Hermelin



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